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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE THIRD QUARTER OF FISCAL 2009

Red Bank, N.J.  July 29, 2009    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of 58 cents per unit for the third quarter of fiscal 2009, payable on August 26, 2009 to holders of record on August 14, 2009. Natural gas sold during the second calendar quarter of 2009 is the primary source of the royalty income that will be distributed. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 58 cents was 34.8% lower than the distribution of 89 cents for the third quarter of fiscal 2008. The major reasons for the decline in the distribution were decreases in both gas prices and average exchange rates compared to the prior year's equivalent quarter. Gas sales in the western portion of the Oldenburg concession were virtually unchanged. Further details will be available in the earnings press release scheduled for release on or about August 12, 2009.

Total distributions of $2.63 per unit for the first nine months of fiscal 2009 were exactly the same as the distributions for the same period last year. Including the August distribution, during the last twelve months the Trust has distributed $3.66 per unit. The cumulative distribution for the preceding twelve months, ending with the distribution for August 2008, was $3.27. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.


Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.